Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Celgene Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-70083, 333-91977, 333-39716, 333-65908, 333-107980, 333-126296, 333-138497, 333-152655, 333-160955, 333-177669, 333-184634, 333-191996, 333-199638, 333-207840, 333-212728, and 333-219505) on Form S-8 and in the registration statements (Nos. 333-02517, 333-32115, 333-52963, 333-87197, 333-93759, 333-107977, 333-107978 and 333-214279) on Form S-3 of Celgene Corporation of our reports dated February 7, 2018, with respect to the consolidated balance sheets of Celgene Corporation and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, cash flows, and stockholders' equity for each of the years in the three-year period ended December 31, 2017, the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10-K of Celgene Corporation and subsidiaries.

As discussed in Note 1 to the consolidated financial statements,on January 1, 2017 the Company has adopted on a prospective basis FASB Accounting Standards Update No. 2016-09, Compensation-Stock Compensation, which requires that excess tax benefits and tax deficiencies that arise upon vesting or exercise of share-based payments be recognized as income tax benefits and expenses in the income statement.

/s/ KPMG LLP
Short Hills, New Jersey
February 7, 2018